SUBSCRIPTION AGREEMENT BETWEEN THE TRUST AND THE INVESTORS

                            EPIPHANY CORE EQUITY FUND
                                 A SERIES OF THE
                                 EPIPHANY FUNDS

                           LETTER OF INVESTMENT INTENT


December 7, 2006


To the Board of Trustees of Epiphany Funds:

      The undersigned (the "Purchaser") hereby subscribes to purchase a beneficial interest (the "Interest") of the Epiphany Core Equity Fund, a series of the Epiphany Funds, in the amount of $100,000 for 10,000 shares at net asset value of $10.00 per share, in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of $100,000.

      The Purchaser agrees that the Interest is being purchased for investment purposes only and with no present intention of reselling or redeeming said Interest.


                                           Trinity Fiduciary Partners LLC


                                           By: /s/ Samuel J. Saladino
                                               ---------------------------------

                                           Its: /s/ President
                                                --------------------------------